EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 24, 2010, with respect to i) the consolidated financial statements of Energy Transfer Partners, L.P. and subsidiaries as of December 31, 2009 and 2008 and for each of the two years in the period ended December 31, 2009, the four months ended December 31, 2007, and the year ended August 31, 2007; ii) Energy Transfer Partners, L.P.’s internal control over financial reporting as of December 31, 2009; iii) the consolidated balance sheet of Energy Transfer Partners GP, L.P. and subsidiaries as of December 31, 2009; and iv) the consolidated balance sheet of Energy Transfer Partners, L.L.C. and subsidiaries as of December 31, 2009, all included in the Annual Report of Energy Transfer Partners, L.P. on Form 10-K for the year ended December 31, 2009. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Energy Transfer Partners, L.P. on Forms S-3 (File No. 333-160019, File No. 333-147990, and File No. 333-133176), on Form S-4
(File No. 333-161706), and on Forms S-8 (File No. 333-159878 and File No. 333-146338).

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma

February 24, 2010